UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


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                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. )*


                          FiberNet Telecom Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    315653303
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 2, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 315653303                      13G                  Page 2 of 9  Pages
--------------------------------------------------------------------------------

1 NAME OF REPORTING PERSONS./I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only).

        SDS Capital Group SPC, Ltd.
--------------------------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]
        (See Instructions)
                                                                    (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
--------------------------------------------------------------------------------

                           5      SOLE VOTING POWER
      NUMBER OF                   2,669,715
        SHARES     -------------------------------------------------------------
     BENEFICIALLY
       OWNED BY            6      SHARED VOTING POWER
         EACH                     0
      REPORTING    -------------------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH
                                  2,669,715
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,669,715
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* (See Instructions)

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.3%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 315653303                      13G                  Page 3 of 9  Pages
--------------------------------------------------------------------------------

1 NAME OF REPORTING PERSONS./I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only).

        SDS Management, LLC
--------------------------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]
        (See Instructions)
                                                                    (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------

                           5      SOLE VOTING POWER
      NUMBER OF                   0
        SHARES     -------------------------------------------------------------
     BENEFICIALLY
       OWNED BY            6      SHARED VOTING POWER
         EACH                     2,669,715
      REPORTING    -------------------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH
                                  0
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  2,669,715
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,669,715
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* (See Instructions)

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.3%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 315653303                      13G                  Page 4 of 9  Pages
--------------------------------------------------------------------------------

1 NAME OF REPORTING PERSONS./I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only).

        Mr. Steven Derby
--------------------------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]
        (See Instructions)
                                                                    (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------

                           5      SOLE VOTING POWER
      NUMBER OF                   0
        SHARES     -------------------------------------------------------------
     BENEFICIALLY
       OWNED BY            6      SHARED VOTING POWER
         EACH                     2,669,715
      REPORTING    -------------------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH
                                  0
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  2,669,715
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,669,715
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* (See Instructions)

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.3%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 315653303                      13G                  Page 5 of 9  Pages
--------------------------------------------------------------------------------

ITEM 1.

         (a)    NAME OF ISSUER:

                FiberNet Telecom Group, Inc.

         (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                570 Lexington Avenue
                New York, New York 10022

ITEM 2

         (a)    NAME OF PERSON FILING.
         (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.
         (c)    CITIZENSHIP.

                SDS Capital Group SPC, Ltd. (the "Reporting Person") RK Consulting (Cayman) Ltd.
                P.O. Box 174865
                Cayman Corporate Center
                27 Hospital Road
                Georgetown, Grand Cayman
                Cayman Islands
                Cayman Islands corporation

                SDS Management, LLC (the "Investment Manager")
                53 Forest Avenue, 2nd Floor
                Old Greenwich, CT 06870
                Delaware limited liability company

                Mr. Steven Derby ("Mr. Derby")
                Sole Managing Member of the Investment Manager
                53 Forest Avenue, 2nd Floor
                Old Greenwich, CT 06870
                United States citizen

         (d)    TITLE OF CLASS OF SECURITIES:

                Common Stock, par value $0.001 per share

         (e)    CUSIP NUMBER:

                315653303

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

CUSIP No. 315653303                      13G                  Page 6 of 9  Pages
--------------------------------------------------------------------------------

ITEM 4.  OWNERSHIP.

         The following is information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1 as of February 2, 2004:

         1.     The Reporting Person.

                (a)  Amount beneficially owned: 2,669,715 shares of Common
                     Stock.

                (b)  Percent of Class: 5.3%

                (c)  Number of shares as to which such person has:

                     (i)   sole power to vote or direct the vote: 2,669,715

                     (ii)  shared power to vote or direct the vote: 0

                     (iii) sole power to dispose or direct the disposition
                           of: 2,669,715

                     (iv) shared power to dispose or direct the disposition of: 0

         2.     The Investment Manager - same as Mr. Derby, see below.

         3.     Mr. Derby.

                (a)  Amount beneficially owned: 2,669,715 shares of Common
                     Stock.

                (b)  Percent of Class: 5.3%

                (c)  Number of shares as to which such person has:

                     (i)   sole power to vote or direct the vote: 0

                     (ii)  shared power to vote or direct the vote: 2,669,715

                     (iii) sole power to dispose or direct the disposition of: 0

                     (iv)  shared power to dispose or direct the disposition of:
                           2,669,715

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not Applicable

CUSIP No. 315653303                      13G                  Page 7 of 9  Pages
--------------------------------------------------------------------------------

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable

ITEM 10. CERTIFICATION.

         Certification pursuant to 240.13d-1(c):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 315653303                      13G                  Page 8 of 9  Pages
--------------------------------------------------------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 19, 2004

                                     SDS CAPITAL GROUP SPC, LTD.
                                     By:  SDS Management, LLC,
                                          its Investment Manager

                                     By: /s/ Steven Derby
                                        ----------------------------------------
                                        Name:   Steven Derby
                                        Title:  Managing Member


                                     SDS MANAGEMENT, LLC

                                     By: /s/ Steven Derby
                                        ----------------------------------------
                                        Name:   Steven Derby
                                        Title:  Managing Member


                                         /s/ Steven Derby
                                        ----------------------------------------
                                                   Steven Derby

CUSIP No. 315653303                      13G                  Page 9 of 9  Pages
--------------------------------------------------------------------------------


                                    EXHIBIT A
                             JOINT FILING AGREEMENT

         This Agreement is filed as an exhibit to this Schedule 13G being filed by SDS Capital Group SPC, Ltd., SDS Management, LLC and Mr. Steven Derby in compliance with Rule 13d-1(k) of the Securities and Exchange Commission, which requires an agreement in writing indicating that this Schedule 13G to which this Agreement is attached is filed on behalf of the below-named companies, that they are each responsible for the timely filing of the Schedule 13G and any amendments thereto and for the completeness and accuracy of the information concerning such persons contained therein.

Dated:  February 19, 2004


                                     SDS CAPITAL GROUP SPC, LTD.
                                     By:  SDS Management, LLC,
                                          its Investment Manager

                                     By: /s/ Steven Derby
                                        ----------------------------------------
                                        Name:   Steven Derby
                                        Title:  Managing Member


                                     SDS MANAGEMENT, LLC

                                     By: /s/ Steven Derby
                                        ----------------------------------------
                                        Name:   Steven Derby
                                        Title:  Managing Member


                                         /s/ Steven Derby
                                        ----------------------------------------
                                                   Steven Derby